Exhibit 99.1

FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Announces Plan to Engage Investment Bank to Assist Management in Evaluating Alternatives to Maximize Shareholder Value and Responds to Letter From Mercury Real Estate Advisors

Newark, N.J., November 7, 2005 -- Wilshire Enterprises, Inc. (“Wilshire” or the “Company”) (Amex: WOC) announced today that it intends to engage an investment bank to conduct a strategic review regarding alternatives to maximize shareholder value. The Company also responded to a letter dated November 1, 2005 publicly released by Mercury Real Estate Advisors (“Mercury”), a shareholder of the Company.

Sherry Wilzig Izak, Chairman of Wilshire, said, "With my father's estate as the Company's largest single shareholder, my personal interests and the interests of my family are precisely in line with the interests of Mercury and every other owner of the Company's stock. Our common goal is to maximize value. I strongly believe that the Company is pursuing the best strategy to achieve this objective.

"In its letter, Mercury insists that Wilshire 'must be liquidated immediately.' This suggestion strikes me as precipitous, and potentially not in the best interests of shareholders. But our minds are open, and we plan to re-examine the issue of the most effective course of action to maximize shareholder value following a review of the analysis to be provided by the investment bank and other factors. We plan to publicly announce the results of this process as soon as practicable.

"The disparaging, baseless and ill-informed personal attacks in Mercury’s letter, and Mercury's simplistic and self-serving analysis of our compensation plans and general and administrative expense controls, are mere smokescreens to deflect attention from the essential point that Wilshire has been aggressively pursuing a value maximization strategy for several years - precisely the strategy that Mercury advocates."

Izak referred to her annual “Chairman’s Message” issued in June 2002, when the Company's stock was trading at a price of approximately $3.50 per share. In this message, Izak was quoted as saying, "We will remain open to all options. We will continue to seek the greatest possible earnings from all our operations. We will continue to focus, now as always, on our goal to maximize shareholder value, whether that means retaining our current asset mix and improving the price of your shares, or seeking ownership of shares from a potential acquirer or cash from a potential acquirer for your choice of future investments."

Izak added that in the fourth quarter of 2002, an evaluation of strategic options resulted in the sale by the Company of two oil and gas businesses for $28.3 million and 11 real estate properties in Jersey City, New Jersey for $11.0 million.

Wilshire publicized its value maximization strategy at an investor presentation in October 2004 (not January 2004 as stated in Mercury’s letter), well in advance of Mercury's announcement of its initial ownership stake in Wilshire on February 14, 2005. The Company met with Mercury and other investors on several subsequent occasions to review the Company’s strategic objectives. During this period, Mercury increased its ownership stake in Wilshire from 10.9% to 14.6%.

"Wilshire’s share price has more than doubled during the past three years, providing investors with a compound annual return of greater than 20%. Underscoring our commitment to our value enhancement objective, in September 2005 the Board again met with senior management, legal counsel and financial advisors to discuss the merits and timing of pursuing corporate transactions such as the sale or merger of the Company, to review pending asset sales and to evaluate additional potential actions to optimize shareholder value," Izak said.

The following list of transactions demonstrates the many recent steps Wilshire already has taken to enhance shareholder value. It provides property identification, valuation and status of assets sold or listed for sale with a real estate brokerage firm since January 1, 2004. Assets listed or intended for sale are classified for accounting purposes as "Discontinued Operations."

ASSET (VALUATION AND STATUS)
1. 11 Properties in Jersey City ($11.0 million, Sold)
2. 2 Properties in Jersey City ($3.8 million, Sold)
3. Canadian Oil & Gas Business ($15.0 million, Sold)
4. U.S. Oil & Gas Business ($13.3 million, Sold)
5. Montville Land Parcel ($1.0 million, Sold)
6. Schalk Station Land Parcel ($4.0 million, Sold)
7. Mortgage Receivable ($1.1 million, Sold)
8. Seven condominium units at Galsworthy Arms and Jefferson Gardens ($1.4 million, Sold)
9. Biltmore Club Apartments ($21.0 million, Pending Sale)
10. Wilshire Grand Hotel ($12.8 million, Pending Sale)
11. Summercreek Apartments ($7.0 million, Listed for Sale)
12. Wellington Estates ($8.3 million, Listed for Sale)
13. Galsworthy Condominium Units ($6.9 million, Under Contract Subject to Due Diligence Review)
14. Rutherford Bank ($1.6 million, Under Contract Subject to Due Diligence Review)
15. Jefferson Condominium Units ($2.0 million, Listed for Sale)
16. Alpine Village and Land Parcel ($11.0 million, Listed for Sale)
17. Lake Hopatcong Land Parcel ($0.7 million, Listed for Sale)
18. West Orange Land Parcel ($0.7 million, Listed for Sale)
19. Amboy Towers (Discontinued Operations; Currently Repositioning Asset)
20. Twelve Oaks (Discontinued Operations)

Since January 1, 2004, the Company has received $50.6 million in gross proceeds from assets sales, has pending sales of $42.3 million (including two properties under contract subject to due diligence review), and has $29.7 million in assets listed for sale (not including Amboy Towers and Twelve Oaks). The Company listed the bulk of the assets for sale with two leading national brokerage firms, Marcus & Millichap (New Jersey assets) and Grubb & Ellis (Texas assets). The Company has signed contracts to sell the Galsworthy Arms Condominiums and its Rutherford bank branch building with two separate buyers (both contracts contain customary due diligence terms, including providing for a thirty-day period during which the buyers may elect, at their sole discretion, not to buy the applicable property without forfeiting their respective deposits). Wilshire is positioned to begin negotiations with alternative buyers for these properties; however, any such negotiations will likely delay the sale of these assets. No assurance can be given that the pending sales will be completed nor that buyers will meet the Company’s asking price for the properties listed for sale.

"While we are working assiduously to sell the assets classified as Discontinued Operations in an orderly manner and in as short a time as possible, we believe that we must consider value optimization as well as timing in determining when to effect asset sales" Izak said.

Izak said that the Company continues to evaluate the acquisition of real estate assets in its core markets, particularly if the Company is able to defer paying taxes resulting from a gain from the sale of a property by acquiring a new property in conjunction with a 1031 exchange. As Wilshire continues to improve and then sell non-core assets, and potentially reinvest proceeds in assets located in the Company's core markets, it hopes to transform the Company’s real estate portfolio from a diverse array of assets in many markets to a geographically concentrated portfolio of premium assets.

For example, in August 2004 the Company signed a contract to acquire The Village at Gateway Pavilions, a 240 unit “Class A” multi-family property built in 2004 in Avondale, Arizona for $28.1 million. The purchase, which is subject to due diligence and the assumption of HUD financing, is expected to close in January 2006, although no assurance can be given that the property will be acquired. The Company expects to use the proceeds from the sale of assets, such as the sale of the Biltmore Club and / or other assets to primarily fund this transaction through a 1031 exchange. The Company estimates that a 1031 exchange with the proceeds from the sale of the Biltmore Club would enable the Company to defer an estimated $5.0 million (approximately $0.64 per share) in taxes resulting from the sale of this property.

Izak said, "We believe that the actions initiated and completed by the Company and key actions anticipated for the coming months, have done and will do much to enhance our value as an attractive acquisition target or merger partner."

ABOUT WILSHIRE ENTERPRISES:
Wilshire is an American Stock Exchange listed corporation engaged primarily in the ownership and management of real estate investments in the United States including the sunbelt states of Arizona, Florida, and Texas.

FORWARD-LOOKING STATEMENT:
The non-historical statements (including the statements regarding the Company’s plans to divest portions of its real estate portfolio, its plans to acquire assets, and its overall strategies) in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such projections. Such risks and uncertainties include uncertainties inherent in any attempt to purchase or sell one or more real estate properties at an acceptable price, environmental risks relating to the Company’s real estate properties, competition, the substantial capital expenditures required to maintain the Company’s real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, the possibility that business or market factors may cause the Company to vary from its current plans, the impact of changing economic conditions, the risk that the Company may realize in any sale substantially less than its asking price and other risks and uncertainties disclosed in the Company's 2004 Form 10-K filed with the Securities and Exchange Commission.

For stockholder inquiries: please contact Seth Ugelow at 201-420-2796.